EXHIBIT 4.11

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following is a brief description of shares of common stock (“common stock”) of Black Ridge Oil & Gas, Inc. (the “Company,” “we,” “us,” or “our”). The brief description is based upon our Articles of Incorporation, including the Certificate of Amendment to our Articles of Incorporation, (as amended, our “Articles of Incorporation”), our Bylaws (our “Bylaws”), and provisions of applicable Nevada law. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of our Articles of Incorporation and Bylaws, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K.

GENERAL

Our Articles of Incorporation authorizes us to issue up to 520,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share, of which 1,600,484 shares of common stock and no shares of preferred stock were issued and outstanding as of December 31, 2019. Our Articles of Incorporation authorizes our Board of Directors (our “Board”) to determine, at any time and from time to time, the number of authorized shares, as described below.

COMMON STOCK

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Our holders of common stock do not have cumulative voting rights. Holders of common stock will be entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor, which may be paid in cash, property, or in shares of the Company’s capital stock. Upon liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of common stock will be entitled to receive their ratable share of the net assets of the Company legally available for distribution after payment of all debts and other liabilities. There are no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Dividends

We have not declared or paid any dividends on our common stock since our inception and do not anticipate paying dividends for the foreseeable future. The payment of dividends is subject to the discretion of our Board and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board, based upon the board’s assessment of our financial condition and performance, earnings, need for funds, capital requirements, prior claims of preferred stock to the extent issued and outstanding, and other factors, including income tax consequences, restrictions and applicable laws. There can be no assurance, therefore, that any dividends on our common stock will ever be paid.

PREFERRED STOCK

The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board. The Board is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

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ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR ARTICLES OF INCORPORATION, BYLAWS AND NEVADA LAW

The following is a brief description of the provisions in our Articles of Incorporation, Bylaws and Nevada Law that could have an effect of delaying, deferring, or preventing a change in control of the Company.

Anti-Takeover Effects of Nevada Law

Business Combinations

We are a Nevada corporation and are generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

•	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

•	consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

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Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power.

Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

Number of Directors; Vacancies; Removal

Our Bylaws provide that only our Board may increase or decrease the number of directors. Any vacancy on the Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, and shall hold such office until his successor is duly elected and qualified. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting, or at a special meeting of stockholders called for that purpose. A director chosen to fill a position resulting from an increase in the number of directors shall hold office only until the next election of directors by the stockholder.

Our Bylaws provide that any director or directors of the corporation may be removed from office at any time, with or without cause, by the vote or written consent of stockholders representing not less than a majority of the issued and outstanding capital stock entitled to voting power.

Authorized Shares

Without any action by our shareholders, we may increase or decrease the aggregate number of shares or the number of shares of any class we have authority to issue at any time. The board shall have authority to establish more than one class or series of shares of this corporation, and the different classes and series shall have such relative rights and preferences, with such designations, as the board may by resolution provide. Issuance of such a new class or series could, depending upon the terms of the class or series, delay, defer, or prevent a change of control of the Company.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws contain advance notice provisions that a stockholder must follow if it intends to bring business proposals or director nominations, as applicable, before a meeting of stockholders. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations at the annual meeting of stockholders.

No Cumulative Voting

Holders of our common shares do not have cumulative voting rights in the election of Directors. The absence of cumulative voting may make it more difficult for shareholders owning less than a majority of our common shares to elect any Directors to our Board.

Limitation on Liability and Indemnification of Directors and Officers

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS requires a corporation to indemnify a director or officer that has been successful on the merits or otherwise in defense of any action or suit. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

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We have entered into indemnification agreements with each of our officers and directors to provide indemnification to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director. The agreements provide for advance costs and expenses incurred with respect to any proceeding to which a person is made a party as a result of being a director or officer prior to or after final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or controlling persons pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Empire Stock & Transfer.

Listing

Our common stock is currently quoted on the OTCQB Market under the ticker symbol “ANFC.”

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